FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE THIRD QUARTER OF FISCAL 2014

DAYTONA BEACH, Fla. - October 7, 2014 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal third quarter ended August 31, 2014.
"We are pleased to report higher revenues on a comparable basis for our third quarter driven by contractual increases in television broadcast rights and stabilizing admissions," stated ISC Chief Executive Officer Lesa France Kennedy. "The second annual Faster Horses music festival at Michigan International Speedway was a success, paving the way for more value building ancillary events, and along with the IndyCar event at Auto Club Speedway and consolidation of Motorsports Authentics pushed revenues even higher."
"During the quarter we announced our expectations for television broadcast rights from the new contracts beginning in 2015. Broadcast rights represent ISC's largest revenue segment and these recent agreements provide us the long-term visibility to continue investing in our business to the benefit of our fans, partners and local communities while continuing to build shareholder value. We are poised to elevate ISC and the sport by having two of the world's largest media companies, NBC and FOX, promote NASCAR racing."
DAYTONA Rising, the reimagining of the American icon Daytona International Speedway, continues to proceed on schedule and budget. "We recently announced the topping out ceremony, commemorating a significant milestone, the midway mark of construction, will be held on October 15, with Speedway officials, the France family and Barton Malow presiding over the installation of the highest piece of steel on the project. Adding to momentum, we are highly optimistic that we will soon announce an additional founding sponsor that will augment our tremendous Toyota partnership."
"Our proposed mixed use development across from Daytona International Speedway, ONE DAYTONA, continues to gain momentum," said France Kennedy. “Apart from the success with Bass Pro Shops, Cobb Theatres and the hotel, we’re seeing an increase in leasing activity propelling us toward the 2016 opening of Phase One.”
France Kennedy concluded, "The New Chase for the NASCAR Sprint Cup has begun and the drama is building with the field of 16 challengers now narrowed to 12 contenders. Stay tuned through the upcoming weeks as NASCAR sets the stage for the most exciting season finale in its history at Homestead-Miami Speedway in November."
Third Quarter Comparison
Total revenue for the third quarter ended August 31, 2014 was approximately $130.1 million, compared to revenue of approximately $117.0 million in the prior-year period. Operating loss was approximately $3.5 million during the period compared to an operating loss of approximately $13.1 million in the third quarter of fiscal 2013. Year-over-year comparability was impacted by:

•	The IndyCar Series event held at Auto Club Speedway in the third quarter of fiscal 2014 was held in the fourth quarter of fiscal 2013;

•
The second annual Faster Horses music festival held during the third quarter of fiscal 2014 includes consolidation of concessions revenue and expense as compared to similar services provided by a third party for this event held the same period in fiscal 2013;

•
On January 31, 2014, Speedway Motorsports, Inc. ("SMI") abandoned its interest and rights in SMISC, LLC, the Company's 50/50 joint venture which owns and operates Motorsports Authentics, LLC ("MA"), consequently bringing our ownership of MA to 100.0 percent. MA's operations were consolidated subsequent to the date of SMI's abandonment. Prior to January 31, 2014, MA was accounted for as an equity investment in our financial statements. During the three months ended August 31, 2014, we recognized an income tax benefit of approximately $2.1 million, or $0.04 per diluted share, related to MA;

•
During the three months ended August 31, 2013, we expensed approximately $0.9 million, or $0.01 per diluted share, of certain ongoing carrying costs related to our Staten Island property. There were no comparable costs in the same period of fiscal 2014;

•
During the three months ended August 31, 2014, we recognized approximately $0.2 million, or less than $0.01 per diluted share, in marketing and consulting costs that are included in general and administrative expense related to DAYTONA Rising. During the three months ended August 31, 2013, we recognized approximately $0.5 million, or $0.01 per diluted share, of similar costs;

•
During the three months ended August 31, 2014, we recognized approximately $2.7 million, or $0.04 per diluted share, of accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising. During the three months ended August 31, 2013, we recognized approximately $7.4 million, or $0.10 per diluted share, of similar costs related to DAYTONA Rising and capacity management initiatives;

•
During the three months ended August 31, 2014, we recognized approximately $3.9 million, or $0.05 per diluted share, of losses primarily attributable to demolition and/or asset relocation costs in connection with DAYTONA Rising and capacity management initiatives. During the three months ended August 31, 2013, we recognized approximately $8.1 million, or $0.11 per diluted share, of similar costs; and

•
During the three months ended August 31, 2014, we capitalized approximately $2.1 million, or $0.03 per diluted share, of interest related to DAYTONA Rising. During the three months ended August 31, 2013, we recognized approximately $0.3 million, or less than $0.01 per diluted share, of similar interest capitalization.

Net income for the third quarter ended August 31, 2014 was approximately $0.2 million, or less than $0.01 per diluted share, compared to net loss of approximately $7.9 million, or $0.17 per diluted share, in the prior year period. Excluding certain marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, MA income tax benefit, and net gain on sale of certain assets, non-GAAP (defined below) net income for the third quarter of 2014 was $0.9 million, or $0.02 per diluted share. Non-GAAP net income for the fiscal third quarter of 2013 was $2.1 million, or $0.05 per diluted share.
Year-to-Date Comparison
For the nine months ended August 31, 2014, total revenues were $452.2 million, compared to $424.0 million in 2013. Operating income for the nine-month period was $53.6 million compared to $49.2 million in the prior year. Year-over-year comparability was impacted by:

•	The IndyCar Series event held at Auto Club Speedway in the third quarter of fiscal 2014 was held in the fourth quarter of fiscal 2013;

•
The second annual Faster Horses music festival held during the third quarter of fiscal 2014 includes consolidation of concessions revenue and expense as compared to similar services provided by a third party for this event held the same period in fiscal 2013;

•
As a result of SMI's abandonment of their interest in MA, we recorded other income of approximately $5.4 million representing the fair value of MA, over the carrying value, as of January 31, 2014. In addition we recognized income tax benefits of approximately $3.8 million;

•
During the nine months ended August 31, 2013, the Company expensed approximately $2.8 million, or $0.04 per diluted share, of certain ongoing carrying costs related to its Staten Island property. There were no comparable costs in the same period of fiscal 2014;

•
During the nine months ended August 31, 2013, the Company recognized approximately $0.5 million, or $0.01 per diluted share, related to a judgment following litigation involving certain ancillary facility operations. There were no comparable costs in the same period of fiscal 2014;

•
During the nine months ended August 31, 2014, we recognized approximately $0.9 million, or $0.01 per diluted share, in marketing and consulting costs that are included in general and administrative expense related to DAYTONA Rising. During the nine months ended August 31, 2013, we recognized approximately $1.1 million, or $0.01 per diluted share, of similar costs;

•
During the nine months ended August 31, 2014, we recognized approximately $8.7 million or $0.11 per diluted share of accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising. During the nine months ended August 31, 2013, we recognized approximately $7.4 million, or $0.10 per diluted share, related to DAYTONA Rising and capacity management initiatives;

•
During the nine months ended August 31, 2014, the Company recognized approximately $7.3 million, or $0.10 per diluted share, of losses primarily attributable to demolition and/or asset relocation costs in connection with DAYTONA Rising and capacity management initiatives. During the nine months ended August 31, 2013, the Company recognized approximately $10.4 million, or $0.13 per diluted share, of similar costs; and

•
During the nine months ended August 31, 2014, we capitalized approximately $4.5 million, or $0.05 per diluted share, of interest related to DAYTONA Rising. During the nine months ended August 31, 2013, we recognized approximately $0.3 million, or less than $0.01 per diluted share, of similar interest capitalization.

Net income for the nine months ended August 31, 2014 was $41.6 million, or $0.89 per diluted share, compared to a net income of $28.1 million, or $0.60 per diluted share in 2013. Excluding certain marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, MA fair value adjustment and income tax benefit and net loss on sale of certain assets, non-GAAP (defined below) net income for the nine months ended August 31, 2014, was $39.8 million, or $0.86 per diluted share. This is compared to non-GAAP net income for the first nine months of 2013 of $41.4 million, or $0.89 per diluted share.
GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles ("non-GAAP") and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
The adjustments for 2013 relate to carrying costs of our Staten Island property, legal judgment, marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, and net gain on sale of certain assets.
The adjustments for 2014 relate to marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, MA fair value adjustment and income tax benefit, and net (gain) loss on sale of certain assets.
The Company believes such non-GAAP information is useful and meaningful and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information adjusts for items that are not considered to be reflective of the

Company's continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of its operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating its business and as such deemed it important to provide such information to investors.

	Three Months Ended		Nine Months Ended
	August 31, 2013	August 31, 2014	August 31, 2013	August 31, 2014
	(Unaudited)
	(In Thousands, Except Per Share Amounts)
Net (loss) income	$(7,866)	$191	$28,087	$41,555
Adjustments, net of tax:
Carrying costs related to Staten Island	542	—	1,718	—
Legal judgment	(41)	—	310	—
DAYTONA Rising project	285	138	683	528
Accelerated depreciation	4,511	1,630	4,511	5,279
Losses on asset retirements	4,902	2,348	6,297	4,440
DAYTONA Rising project capitalized interest	(170)	(1,299)	(170)	(2,737)
MA fair value adjustment and income tax benefits	—	(2,060)	—	(9,272)
Net (gain) loss on sale of certain assets	(81)	(3)	(82)	43
Non-GAAP net income	$2,082	$945	$41,354	$39,836
Per share data:
Diluted (loss) earnings per share	$(0.17)	$0.00	$0.60	$0.89
Adjustments, net of tax:
Carrying costs related to Staten Island	0.01	—	0.04	—
Legal judgment	0.00	—	0.01	—
DAYTONA Rising project	0.00	0.00	0.01	0.01
Accelerated depreciation	0.10	0.04	0.10	0.11
Losses on asset retirements	0.11	0.05	0.13	0.10
DAYTONA Rising project capitalized interest	0.00	(0.03)	0.00	(0.05)
MA fair value adjustment and income tax benefits	—	(0.04)	—	(0.20)
Net (gain) loss on sale of certain assets	0.00	0.00	0.00	0.00
Non-GAAP diluted earnings per share	$0.05	$0.02	$0.89	$0.86

On the corporate partnership front, at this point for fiscal 2014 we have agreements in place for approximately 97.0 percent of our gross marketing partnership revenue target, and expect to achieve 98.0 percent to

99.0 percent by the end of the year.  We have all 20 NASCAR Sprint Cup Series event entitlements sold and only one of our 15 NASCAR Nationwide Series event entitlements open, which is currently in contract negotiations.  This is compared to last year at this time when we had approximately 96.0 percent of gross marketing partnership revenue target sold and entitlements for all 20 NASCAR Sprint Cup and 15 NASCAR Nationwide events announced.
External Growth and Other Initiatives
Capital Spending
The Company competes for the consumers' discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customers' expectations, ISC is committed to improving the guest experience at its facilities through on-going capital improvements that position it for long-term growth.
In June 2013, ISC's board of directors endorsed a capital allocation plan for fiscal 2013 through fiscal 2017 to not exceed $600.0 million in capital expenditures over that period. The five-year capital expenditure plan encompasses all the capital expenditures for ISC's 13 major motorsports facilities, including DAYTONA Rising, as well as any commitments to undertake ONE DAYTONA. Of the endorsed five-year capital expenditure plan, DAYTONA Rising will account for between $375.0 million to $400.0 million of the $600.0 million.
With the majority of the capital expenditures for DAYTONA Rising occurring in fiscal 2014 and 2015, we estimate capital expenditures across all of ISC's existing facilities, exclusive of capitalized interest, will be approximately $200.0 million for fiscal 2014 and approximately $180.0 million for fiscal 2015. With a target completion date of DAYTONA Rising in January 2016, capital expenditures will then decrease significantly with an expectation of capital expenditures for projects at all of ISC's existing facilities, exclusive of capitalized interest, to be between $60.0 million to $70.0 million in fiscal 2016 and fiscal 2017.
For the nine months ended August 31, 2014, the Company spent approximately $132.5 million on capital expenditures for projects at our existing facilities, of which $122.4 million is related to DAYTONA Rising, with the remainder associated with a variety of other improvements and renovations. In comparison, the Company spent approximately $46.9 million for the nine months ended August 31, 2013, on capital expenditures for projects at its existing facilities.
The Company reviews its capital expenditure program periodically and modifies it as required to meet current business needs.
DAYTONA Rising: Reimagining an American Icon
DAYTONA Rising is the redevelopment of the frontstretch of Daytona International Speedway, ISC's 54-year-old flagship motorsports facility, to enhance the event experience for fans, marketing partners, broadcasters and the motorsports industry.

The vision for DAYTONA Rising places an emphasis on enhancing the complete fan experience, beginning with five expanded and redesigned fan entrances, or injectors. Each injector will lead directly to a series of escalators and elevators that will transport fans to any of three different concourse levels, each featuring spacious and strategically-placed social "neighborhoods" along the nearly mile-long frontstretch.
A total of 11 neighborhoods, each measuring the size of a football field, will enable fans to meet and socialize during events without ever missing any on-track action, thanks to dozens of strategically-placed video screens in every neighborhood. The central neighborhood, dubbed the "World Center of Racing," features open sight-lines enabling fans to catch all the on-track action while celebrating the history of Daytona International Speedway and its many unforgettable moments throughout more than 50 years of racing.
Every seat in Daytona's frontstretch will be replaced with wider, more comfortable seating that will provide pristine sight-lines. There will also be more restrooms and concession stands per customer throughout the facility. For Budweiser Speedweeks 2015, the Company expects to preview some of the new amenities for DAYTONA Rising such as vertical transportation, concessions and restrooms, as well as approximately 40,000 new grandstand seats on the frontstretch near Turn 1.
In February 2014, Daytona International Speedway announced Toyota as its first Founding Partner for DAYTONA Rising. Through this partnership, Toyota will sponsor Injector 4 and one of the neighborhoods, as well as receive 20,000 square feet of innovative fan engagement space that will enhance the overall guest experience, and nearly 50,000 square feet of interior and exterior branding space. The partnership runs through 2025. We expect to announce additional partnerships related to the project in the near future.
The Company currently anticipates DAYTONA Rising to cost between $375.0 million to $400.0 million, excluding capitalized interest, which we expect to fund from cash on hand, cash from its operations, and it may use borrowings on its credit facility for a limited period of time. In June 2014, Florida Governor Rick Scott signed House Bill 7095 creating the Florida Sports Development Program, establishing a process for distributing state tax revenue for the construction or improvement of professional sports franchise facilities. The DAYTONA Rising project is among the eligible applicants to receive sales tax incentives based on the project’s capital investment and amount of sales tax generated by the facility. The Company recently filed its application with the Department of Economic Opportunity. The new bill could potentially provide additional capital for the project.
Total spending incurred for DAYTONA Rising was $122.4 million during the nine months ended August 31, 2014. Based on the Company's current expectations of DAYTONA Rising, it has identified existing assets that are expected to be impacted by the redevelopment and that those assets will require accelerated depreciation, or losses on asset retirements, totaling approximately $50.0 million over the approximate 26-month project time span. During the nine months ended August 31, 2014, the Company recognized accelerated depreciation and losses on disposal of assets totaling approximately $12.7 million, with a total of approximately $24.9 million recognized since the inception of the project.

Despite the Company not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that the Company capitalizes a portion of the interest on existing outstanding debt during the construction period.  The Company estimates it will record approximately $11.0 million to $13.0 million of capitalized interest from fiscal 2014 through fiscal 2016, with roughly half of the capitalized interest recorded in fiscal 2014.  The lowering of the capitalized interest estimate from previously released amounts is due to plans for a portion of the new grandstand construction to go into service for Speedweeks 2015, thus suspending capitalization of interest on those assets on their in-service date. As a result of these assets going into service during fiscal 2015 and 2016, depreciation expense, related directly to DAYTONA Rising, will increase incrementally by approximately $12.0 million to $14.0 million in fiscal 2015, and $9.0 million to $10.0 million in fiscal 2016, respectively. Total depreciation expense for fiscal 2015 is estimated to be between approximately $90.0 million and $95.0 million, and approximately $100.0 million to $105.0 million in fiscal 2016, and then decreasing, due to lower capital spending, to approximately $85.0 million to $90.0 million beginning in fiscal 2019.
The Company expects that by providing its fans with a better experience as well as an expansive platform for its marketing partners, including an elevated hospitality experience, DAYTONA Rising, upon completion in 2016, is expected to provide an immediate incremental lift in Daytona International Speedway's revenues of approximately $20.0 million, and earnings before interest, taxes, depreciation and amortization ("EBITDA”) lift of approximately $15.0 million with a mid-single-digit growth rate. The Company also currently anticipates the project to be accretive to its net income per share within three years of completion. While these forward looking amounts are management’s projections and the Company believes they are reasonable, its actual results may vary from these estimates due to unanticipated changes in projected attendance, lower than expected ticket prices, or lower than forecasted corporate sponsorships. The Company does not know whether these expectations will ultimately prove correct and actual revenues and operating results may differ materially from these estimates.
ONE DAYTONA
The Company entered into a 50/50 joint venture with Atlanta-based Jacoby Development, Inc. to develop a mixed-use entertainment destination, named ONE DAYTONA, located adjacent to our 188,000 square foot office building, the International Motorsports Center, on 189 acres it owns located directly across from its Daytona motorsports entertainment facility.
The conceptual design for the first phase of ONE DAYTONA includes 1.1 million square feet of world-class shopping, dining, hotel, theater and other entertainment. Bass Pro Shops®, America's most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, have executed leases to anchor ONE DAYTONA. The joint venture is in active discussions with other potential tenants for ONE DAYTONA.
The Company has approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, 2,500 seats in a movie theater, 660 hotel rooms, 1,350 units of residential, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space. Final designs are being completed for ONE DAYTONA, and the joint venture will incorporate the results of market studies, project costs and financing structures.  The Company expects to announce a general contractor for the project in the near future.
The joint venture has formed a Community Development District ("CDD") for the purpose of installing and maintaining public infrastructure at ONE DAYTONA.  The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development.
The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of $40.0 million in incentives to finance a portion of the estimated $53.0 million in infrastructure required to move forward with the ONE DAYTONA project. The Company is currently proceeding with the leasing phase of the project while simultaneously completing the various necessary requirements for the CDD to access the incentives to start infrastructure work.
The Company has recently announced that the ONE DAYTONA joint venture has selected Shaner Hotels and Prime Hospitality Group (PHG) as its hotel partners. Shaner Hotels and PHG are planning a 145-room full-service boutique property and are working with global hospitality leader Marriott International to bring an exclusive Marriott Autograph Collection hotel to Daytona Beach and ONE DAYTONA.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn National Gaming, Inc. is responsible for the operations of the casino.
For the first nine months of the Company's 2014 fiscal year, it has received cash distributions from the casino totaling approximately $15.5 million. Subsequent to the quarter, the Company received an additional cash distribution of approximately $6.5 million, bringing total distributions for fiscal 2014 to $22.0 million.
The success to date of operations and increased visibility on property taxes for the existing facility has led our casino joint venture to consider the next phase of development, a Hollywood Casino Hotel.  Per the Development Agreement with the Unified Government of Wyandotte County/Kansas City, Kansas (“Unified Government”), the casino is subject to a 1.0 percent of gross gaming revenue penalty if it had not commenced construction on the adjacent hotel by the second anniversary of its opening, which was February 2014. In June 2014, the Unified Government approved an extension of the construction commencement date. The purpose of this extension is to give the Unified Government time to complete a feasibility analysis for a new convention center that could be integrated with the hotel. If the Unified Government formally resolves to develop a convention center to be integrated with the proposed hotel, then Kansas Entertainment and the Unified Government will mutually agree on a new groundbreaking date. If the Unified Government decides not to proceed with the integrated development, then Kansas Entertainment will have 100 days after the Unified Government’s notification of its decision, subject to any additional time taking into account that groundbreaking cannot realistically occur during winter conditions, to commence construction prior to the enforcement of the aforementioned penalty.
The final decision to move forward with the proposed hotel will be market-based and approved by Kansas Entertainment’s board. Should Kansas Entertainment ultimately decide not to build the hotel, it will be subject to the penalty from the second anniversary of its opening forward. Accordingly, beginning February 2014, Kansas Entertainment began recording expense equal to 1.0 percent of gross gaming revenue since it did not proceed with construction of a hotel by the original deadline. Included in the Company's income from equity investment amounts for three and nine months ended August 31, 2014 is approximately $0.3 million and $0.5 million expense, respectively, related to this penalty.
Outlook
ISC reiterates its previously announced 2014 full year non-GAAP guidance, as updated on the 2014 first quarter earnings call for consolidation of Motorsports Authentics..
•Revenue: $635 million to $650 million
•EBITDA margin: 29.5% to 30.5%
•Operating margin: 17.0% to 18.5%
•Diluted earnings per share: $1.30 to $1.50
ISC's fiscal 2014 non-GAAP earnings per share guidance excludes any accelerated depreciation associated with shortening certain asset service lives and future losses on disposals of certain long-lived assets, which could be recorded as part of capital improvements resulting from removal of assets prior to the end of their actual useful life; any income statement impact attributable to the DAYTONA Rising project; Motorsports Authentics fair value adjustment and income tax benefit; gain or loss on the sale of assets; and legal judgments/settlements.
Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 69156945.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Tuesday, October 21, 2014. To access, dial (855) 859-2056 and enter the code 69156945, or visit the “Investor Relations” section of the Company's Web site.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing Network, the nation's largest independent sports radio network, and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

# # #

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended
	August 31, 2013	August 31, 2014
	(Unaudited)
REVENUES:
Admissions, net	$25,393	$26,271
Motorsports related	79,801	81,987
Food, beverage and merchandise	8,859	17,491
Other	2,993	4,334
	117,046	130,083
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	30,224	30,874
Motorsports related	30,267	33,693
Food, beverage and merchandise	6,947	14,550
General and administrative	27,451	28,190
Depreciation and amortization	27,162	22,438
Losses on asset retirements	8,062	3,863
	130,113	133,608
Operating loss	(13,067)	(3,525)
Interest income	19	20
Interest expense	(3,765)	(1,960)
Equity in net income from equity investments	2,894	2,330
Other	133	5
(Loss) before income taxes	(13,786)	(3,130)
Income tax benefit	(5,920)	(3,321)
Net (loss) income	$(7,866)	$191
(Loss) earnings per share:
Basic and diluted	$(0.17)	$0.00
Basic weighted average shares outstanding	46,503,220	46,593,133
Diluted weighted average shares outstanding	46,503,220	46,606,660

Comprehensive (loss) income	$(7,702)	$354

	Nine Months Ended
	August 31, 2013	August 31, 2014
	(Unaudited)
REVENUES:
Admissions, net	$91,908	$92,021
Motorsports related	290,452	295,604
Food, beverage and merchandise	31,767	53,433
Other	9,845	11,125
	423,972	452,183
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	106,713	109,227
Motorsports related	87,458	91,808
Food, beverage and merchandise	23,722	42,088
General and administrative	79,902	80,205
Depreciation and amortization	66,662	67,999
Losses on asset retirements	10,355	7,303
	374,812	398,630
Operating income	49,160	53,553
Interest income	58	102
Interest expense	(11,606)	(7,796)
Equity in net income from equity investments	7,145	6,744
Other	135	5,377
Income before income taxes	44,892	57,980
Income taxes	16,805	16,425
Net income	$28,087	$41,555

Dividends per share	$0.22	$0.24
Earnings per share:
Basic and diluted	$0.60	$0.89
Basic weighted average shares outstanding	46,459,022	46,548,078
Diluted weighted average shares outstanding	46,474,960	46,562,082

Comprehensive income	$28,580	$42,047

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2013	August 31, 2013	August 31, 2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$172,827	$163,373	$171,891
Receivables, less allowance	25,910	34,218	35,477
Inventories	2,619	3,692	5,975
Income taxes receivable	17,399	28,020	3,514
Deferred income taxes	3,122	2,032	3,451
Prepaid expenses and other current assets	13,965	23,735	17,865
Total Current Assets	235,842	255,070	238,173

Property and Equipment, net	1,276,976	1,263,694	1,357,570
Other Assets:
Equity investments	134,327	140,023	126,623
Intangible assets, net	178,628	178,632	179,268
Goodwill	118,791	118,791	118,791
Other	72,942	72,522	68,126
	504,688	509,968	492,808
Total Assets	$2,017,506	$2,028,732	$2,088,551
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,807	$2,542	$3,118
Accounts payable	27,669	18,416	44,289
Deferred income	35,679	78,945	77,903
Income taxes payable	—	444	—
Other current liabilities	15,907	19,083	20,883
Total Current Liabilities	82,062	119,430	146,193

Long-Term Debt	271,680	273,936	270,885
Deferred Income Taxes	366,531	355,487	340,649
Long-Term Deferred Income	8,604	9,127	8,629
Other Long-Term Liabilities	1,474	1,876	2,689
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	261	261	262
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	200	200	200
Additional paid-in capital	445,097	444,188	446,581
Retained earnings	846,235	829,030	876,609
Accumulated other comprehensive loss	(4,638)	(4,803)	(4,146)
Total Shareholders’ Equity	1,287,155	1,268,876	1,319,506
Total Liabilities and Shareholders’ Equity	$2,017,506	$2,028,732	$2,088,551

Consolidated Statements of Cash Flows
(In Thousands)

	Nine Months Ended
	August 31, 2013	August 31, 2014
	(Unaudited)
OPERATING ACTIVITIES
Net income	$28,087	$41,555
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on assumption of controlling interest in equity investee	—	(5,447)
Depreciation and amortization	66,662	67,999
Stock-based compensation	1,887	1,889
Amortization of financing costs	1,056	1,333
Interest received on Staten Island note receivable	—	4,359
Deferred income taxes	16,684	(26,529)
Income from equity investments	(7,145)	(6,744)
Distribution from equity investee	8,007	7,606
Loss on asset retirements, non-cash	6,738	618
Other, net	(93)	111
Changes in operating assets and liabilities:
Receivables, net	(3,388)	(8,284)
Inventories, prepaid expenses and other assets	(11,369)	(9,594)
Accounts payable and other liabilities	4,426	1,084
Deferred income	34,799	42,249
Income taxes	(14,519)	13,729
Net cash provided by operating activities	131,832	125,934
INVESTING ACTIVITIES
Capital expenditures	(46,880)	(132,486)
Distribution from equity investee and affiliate	5,493	7,894
Equity investments and advances to affiliate	—	(1,052)
Proceeds from sale of Staten Island property	5,322	6,100
Cash included in assumption of ownership interest in equity investee	—	4,686
Other, net	142	25
Net cash used in investing activities	(35,923)	(114,833)
FINANCING ACTIVITIES
Payment of long-term debt	(505)	(533)
Exercise of Class A common stock options	78	—
Cash dividend paid	(10,229)	(11,181)
Reacquisition of previously issued common stock	(259)	(323)
Net cash used in financing activities	(10,915)	(12,037)
Net increase (decrease) in cash and cash equivalents	84,994	(936)
Cash and cash equivalents at beginning of period	78,379	172,827
Cash and cash equivalents at end of period	$163,373	$171,891